Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF

$230 MILLION FOR THE SECOND QUARTER OF 2018

NEW YORK, July 30, 2018—Loews Corporation (NYSE:L) today reported net income for the three months ended June 30, 2018 of $230 million, or $0.72 per share, compared to $231 million, or $0.69 per share, in the prior year period. Net income for the six months ended June 30, 2018 was $523 million, or $1.61 per share, compared to $526 million, or $1.56 per share, in the prior year period. The increased earnings per share for the quarter and year to date periods reflect share repurchase activity in 2017 and 2018.

Net income for the three months ended June 30, 2018 was essentially unchanged from the prior year period, as lower earnings at Diamond Offshore Drilling, Inc. and CNA Financial Corporation were offset by improved results from the parent company investment portfolio and higher earnings at Boardwalk Pipeline Partners, LP and Loews Hotels & Co. Net income for the six months ended June 30, 2018 decreased slightly as compared to the prior year period due primarily to lower earnings at Diamond Offshore.

Book value per share increased to $59.72 at June 30, 2018 from $57.83 at December 31, 2017. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $61.69 at June 30, 2018 from $57.91 at December 31, 2017. The increase in book value per share is primarily attributable to the commitment to purchase Boardwalk Pipeline common units not already owned by the Company.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2018	2017	2018	2017
Income before net investment gains (losses)	$231	$205	$517	$480
Net investment gains (losses)	(1)	26	6	46

Net income attributable to Loews Corporation	$230	$231	$523	$526

Net income per share	$0.72	$0.69	$1.61	$1.56

	June 30, 2018	December 31, 2017
Book value per share	$59.72	$57.83
Book value per share excluding AOCI	61.69	57.91

Three Months Ended June 30, 2018 Compared to 2017

CNA’s earnings decreased slightly mainly due to lower realized investment results and increased costs associated with the transition to a new IT infrastructure service provider. This was offset by an improvement in underwriting income generated by the core property & casualty business over the prior year due to the lower corporate tax rate from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). An increase in earned premium also contributed to the bottom line. Net investment income also benefited from the lower tax rate as well as improved performance of limited partnership investments.

Diamond Offshore’s results declined due to lower revenue given the continuing depressed market conditions, which impacted both rig utilization and average daily revenue. Asset impairment charges of $12 million and $23 million (after tax and noncontrolling interests) were recognized in the three months ended June 30, 2018 and 2017.

Boardwalk Pipeline’s earnings increased over the second quarter of 2017, which included a $15 million loss (after tax and noncontrolling interest) on the sale of a processing facility. Additionally, results in the second quarter of 2018 benefited from a lower corporate tax rate booked at the Loews level due to the Tax Act. Partially offsetting these positives were reduced transportation revenues resulting primarily from contract restructuring and lower transportation rates due to contract expirations.

Loews Hotels & Co’s earnings increased due to improved results at several owned hotels, primarily the Loews Miami Beach Hotel, slightly higher earnings at joint venture properties and the lower corporate tax rate.

Income generated by the parent company investment portfolio increased primarily due to improved returns on limited partnerships, equity securities and cash, together with the lower corporate tax rate.

Corporate and other results improved in 2018 on a pretax basis due to the absence of transaction expenses incurred in 2017 related to the acquisition of Consolidated Container Company LLC and lower corporate expenses. Net income for Corporate and other in 2018 was negatively impacted by the lower corporate tax rate, which resulted in a reduced tax benefit as compared to the prior year period.

Six Months Ended June 30, 2018 Compared to 2017

CNA’s earnings increased primarily due to improved underwriting results and increased net investment income driven by premium growth and the lower corporate tax rate, partially offset by lower realized investment gains and costs associated with the transition to a new IT infrastructure service provider.

Diamond Offshore’s earnings decreased primarily due to the reasons discussed above, partially offset by a favorable adjustment in 2018 to an uncertain tax position recorded at year-end 2017 related to the Tax Act.

Boardwalk Pipeline’s earnings increased primarily due to the reasons discussed above.

Loews Hotels & Co’s earnings increased primarily due to improved operating performance of joint venture properties and improved results at several owned hotels, primarily the Loews Miami Beach Hotel. The lower corporate tax rate also contributed to the year-over-year improvement.

Results in 2017 included a $10 million net pretax gain on the sale of a joint venture property and the impairment of an investment in another joint venture.

Income generated by the parent company investment portfolio increased due to improved returns on limited partnership and short-term investments, together with the lower corporate tax rate. These increases were partially offset by lower performance of equity securities.

Corporate and other results improved before income tax due to the reasons discussed above. The lowering of the corporate tax rate resulted in a slight deterioration in Corporate and other after-tax results in 2018.

SHARE REPURCHASES

At June 30, 2018, there were 316.7 million shares of Loews common stock outstanding. For the three and six months ended June 30, 2018, the Company repurchased 5.8 million and 15.6 million shares of its common stock at an aggregate cost of $290 million and $788 million. From July 1, 2018 to July 27, 2018, the Company repurchased an additional 1.0 million shares of its common stock at an aggregate cost of $49 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

On July 18, 2018, the Company completed the purchase of all of the outstanding common units of Boardwalk Pipeline not already owned by the Company for $1.5 billion.

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 3197427. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 572-7025, or for international callers, (719) 325-2420.

A conference call to discuss the second quarter results of Diamond Offshore has been scheduled for today at 8:30 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (844) 492-6043, or for international callers, (478) 219-0839. The conference ID number is 4479039.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. Our subsidiaries are: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO), Boardwalk Pipeline Partners LP, Loews Hotels & Co and Consolidated Container Company LLC. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries

Selected Financial Information

	June 30,
	Three Months		Six Months
(In millions)	2018	2017	2018	2017
Revenues:
CNA Financial (a) (b)	$2,574	$2,366	$5,109	$4,695
Diamond Offshore	271	399	570	776
Boardwalk Pipeline	285	318	622	686
Loews Hotels & Co	201	181	384	348
Investment income and other (c)	259	95	486	154

Total	$3,590	$3,359	$7,171	$6,659

Income (Loss) Before Income Tax:
CNA Financial (a) (d)	$329	$370	$676	$715
Diamond Offshore (e)	(79)	(9)	(104)	16
Boardwalk Pipeline (f)	39	23	134	141
Loews Hotels & Co	24	20	44	39
Investment income, net	42	2	56	61
Corporate & other (c)	(48)	(59)	(94)	(115)

Total	$307	$347	$712	$857

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (d)	$240	$244	$501	$478
Diamond Offshore (e) (g)	(37)	7	(27)	19
Boardwalk Pipeline (f)	16	6	52	43
Loews Hotels & Co	17	10	30	20
Investment income, net	34	2	45	40
Corporate and other (c)	(40)	(38)	(78)	(74)

Net income attributable to Loews Corporation	$230	$231	$523	$526

(a)

Includes realized investment losses of $3 million ($1 million after tax and noncontrolling interests) and realized investment gains of $43 million ($26 million after tax and noncontrolling interests) for the three months ended June 30, 2018 and 2017. Realized investment gains were $6 million ($6 million after tax and noncontrolling interests) and $77 million ($46 million after tax and noncontrolling interests) for the six months ended June 30, 2018 and 2017.

(b)

Includes an increase of $143 million and $280 million for the three and six months ended June 30, 2018 due to the implementation of a new accounting standard for revenue recognition (Accounting Standard Update 2014-09) on January 1, 2018. The new standard increases revenues and expenses to reflect the gross amounts paid by consumers for CNA’s non-insurance warranty products.

(c)	Includes the financial results of Consolidated Container Company which was acquired on May 22, 2017, corporate interest expense and other unallocated corporate expenses.
(d)

Includes charges of $40 million ($28 million after tax and noncontrolling interests) and $20 million ($12 million after tax and noncontrolling interests) for the six months ended June 30, 2018 and 2017 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.

(e)

Includes asset impairment charges of $27 million ($12 million after tax and noncontrolling interests) for the three and six months ended June 30, 2018 and $72 million ($23 million after tax and noncontrolling interests) for the three and six months ended June 30, 2017 related to the carrying value of Diamond Offshore’s drilling rigs.

(f)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) at Boardwalk Pipeline related to the sale of a processing facility for the three and six months ended June 30, 2017.
(g)

Includes a tax benefit of $43 million ($23 million after noncontrolling interests) for the six months ended June 30, 2018 related to a favorable adjustment to an uncertain tax position recorded by Diamond Offshore at year-end 2017 related to the Tax Act.

Loews Corporation and Subsidiaries

Consolidated Financial Review

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2018	2017	2018	2017
Revenues:
Insurance premiums	$1,815	$1,734	$3,600	$3,379
Net investment income	551	478	1,057	1,082
Investment gains (losses)	(3)	43	6	77
Other revenues and other (a) (b)	1,227	1,104	2,508	2,121

Total	3,590	3,359	7,171	6,659

Expenses:
Insurance claims and policyholders’ benefits (c)	1,327	1,280	2,666	2,573
Operating expenses and other (a) (b) (d) (e)	1,956	1,732	3,793	3,229

Total	3,283	3,012	6,459	5,802

Income before income tax	307	347	712	857
Income tax expense (f)	(59)	(69)	(84)	(188)

Net income	248	278	628	669
Amounts attributable to noncontrolling interests	(18)	(47)	(105)	(143)

Net income attributable to Loews Corporation	$230	$231	$523	$526

Net income per share attributable to Loews Corporation	$0.72	$0.69	$1.61	$1.56

Weighted average number of shares	319.78	337.72	324.23	337.70

(a)	Includes the financial results of Consolidated Container Company, which was acquired on May 22, 2017.
(b)

Includes an increase of $143 million and $280 million for the three and six months ended June 30, 2018 due to the implementation of a new accounting standard for revenue recognition (Accounting Standard Update 2014-09) on January 1, 2018. The new standard increases revenues and expenses to reflect the gross amounts paid by consumers for CNA’s non-insurance warranty products.

(c)

Includes charges of $40 million ($28 million after tax and noncontrolling interests) and $20 million ($12 million after tax and noncontrolling interests) for the six months ended June 30, 2018 and 2017 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.

(d)

Includes asset impairment charges of $27 million ($12 million after tax and noncontrolling interests) for the three and six months ended June 30, 2018 and $72 million ($23 million after tax and noncontrolling interests) for the three and six months ended June 30, 2017 related to the carrying value of Diamond Offshore’s drilling rigs.

(e)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) at Boardwalk Pipeline related to the sale of a processing facility for the three and six months ended June 30, 2017.
(f)

Includes a benefit of $43 million ($23 million after noncontrolling interests) for the six months ended June 30, 2018 related to a favorable adjustment to an uncertain tax position recorded by Diamond Offshore at year-end 2017 related to the Tax Act.